September 19, 2017

Mr. Christopher Metz
21 Country Road South
Boynton Beach, FL 33436

Dear Chris:

Congratulations! Vista Outdoor Inc. (“Vista Outdoor” or “the Company”) is pleased to offer you the full-time position of Chief Executive Officer and a non-independent Board member, subject to formal approval by the Vista Outdoor Board of Directors. As CEO, you will be responsible for day-to-day operations of the Company and the entire brand portfolio, reporting directly to the Board of Directors.
Your compensation package includes a base salary annualized at $1,000,000 per year, less applicable deductions and withholdings. Your cash bonus will total a guaranteed 100% of your base salary for your first full year of service, payable in two installments across the current fiscal year (Fiscal Year 2018) and next fiscal year (Fiscal Year 2019). For the Company’s Fiscal Year 2018 bonus payout, you will receive half of the guaranteed bonus, totaling $500,000. For Fiscal Year 2019 (commencing April 1, 2018), you will participate in the Company’s Annual Incentive Plan (AIP) with a target of 100% of your base salary. The payment in Fiscal 2019 will equal the guaranteed minimum of $500,000 (the second half of your Year One bonus), plus the differential between the minimum payment and the total of the earned AIP, if the AIP is greater than $500,000. However, you are not entitled to the minimum payment and the total AIP amount earned. For Fiscal Year 2020, you will participate only in the Company’s AIP, at which time the Board of Directors will set a target bonus and maximum bonus potential. The percentage of your base salary used to calculate your target and maximum bonus potential will be determined by the Board as part of the Company’s annual planning process. This bonus is not guaranteed and will be provided based on fiscal year end results of the Company's financial performance and your individual performance. The annual bonus opportunity will be subject to the satisfaction of performance criteria to be determined by the Compensation Committee of the Vista Outdoor Board of Directors in its sole discretion. Bonuses are paid within 2 ½ months after the end of the Vista Outdoor fiscal year (by June 15th).
Beginning in Fiscal Year 2019, you will be eligible to participate in the Vista Outdoor executive long-term incentive (LTI) compensation program, which is intended to deliver compensation tied to long-term performance of Vista Outdoor. The design of this program is approved annually by the Compensation Committee of the Vista Outdoor Board of Directors in its sole discretion and may include a mix of both Vista Outdoor common stock and cash. Your initial LTI grant includes the following:

A total value of $3,300,000 of equity in the following components:

•	50% PSUs that can be earned over a three-year period;

•	30% RSUs that vest ratably over three years; and

•	20% Stock Options that vest ratably over three years

The following table outlines how the LTI is achieved by Performance Shares, RSU's and Stock Options, but please note that per the LTI plan, any performance share payout is capped at 125,000 shares:

Performance Shares (if earned, to be paid out in shares of Vista Outdoor common stock)	50% of long-term incentive opportunity	Objective: Balance sales growth with effective capital management, as well as market returns
Measured over a three-year period: (1) sales performance averaged over three consecutive annual periods (35% weighting); (2) return on invested capital averaged over the three-year period (30% weighting); (3) total stockholder return: relative three-year return compared to the S&P Midcap 400 Index (excluding companies in the Financial sector) (35% weighting)

RSUs	30% of long-term incentive opportunity	Objective: Retention, with underlying value driven by stock-price performance	Equal annual installment vesting over a three-year period
Stock Options	20% of long-term incentive opportunity	Objective: Long-term stock price appreciation	Exercise price equal to fair market value of Vista Outdoor stock on the date of grant; equal annual installment vesting over a three-year period; 10-year term

Going forward, an LTI award is typically granted during the first quarter of each fiscal year; however, the timing, form, amount and mix of the LTI award may be adjusted. You will receive additional information about how to accept your sign-on award online through E-Trade, our stock plan administrator, within 30 days of your joining Vista Outdoor.

This offer also includes an additional, one-time sign-on grant, with a value of $1,750,000 worth of RSU's upon commencement of employment, with a three-year vesting schedule.

You will also participate in the executive Income Security Plan (ISP), attached hereto, which provides additional benefits in the event of a change in control or other “qualifying event.” Separate from any “qualifying event” per the ISP, you will also be eligible to receive one year of severance and bonus (actual bonus, if earned, based on company performance, paid on the date bonuses are paid to all qualifying employees) if you are terminated involuntarily for any reason other than cause (“cause” defined by the ISP) or for “Good Reason” as defined in the ISP.
This offer includes Personal Time Off (PTO), which will accrue in even increments each pay period up to a total of 160 hours per full calendar year.
As a regular status, full time employee, you will be immediately eligible to participate in the Vista Outdoor benefit programs; attached is a summary of the Vista Outdoor benefits. Your benefit options will be explained in more detail during your new hire orientation and you will be eligible to enroll in the benefit programs at that time.
Your principal work location will be at the Vista Outdoor headquarters in Farmington, Utah. To help you transition to your new home, we offer our Home Owner Relocation Program. The attached document describes the details of the relocation program and the Relocation Repayment form is enclosed for your signature.
To comply with the U.S. Immigration Act of 1986, on your first day at work, you will be filling out the U.S. Citizenship and Immigration Service’s Form I-9, “Employment Eligibility Verification.” Please review the attached list of acceptable documents and bring appropriate documentation of your choosing with you when you report to work at our facility.
Vista Outdoor must also comply with U.S. import/export laws. The position we are offering may expose you to controlled technical data as defined by U.S. export laws, so you must be either a U.S. Citizen or a U.S. Person, as that term is defined by statute. For your convenience, we have identified the following documents from the Form

I-9, which will also establish your status as a U.S. Citizen or U.S. Person: unexpired U.S. passport; Certificate of U.S. Citizenship (INS Form N-560 or N-561); Certificate of Naturalization (INS Form N-550 or N-570); unexpired foreign passport with I-551 stamp; Alien Registration Receipt Card with Photograph (INS Form I-551); or an original or certified copy of your U.S. Birth Certificate plus one of the photo-containing documents listed in List B of the Form I-9.
Vista Outdoor does not want you to bring any proprietary information, customer lists, records, trade secrets, or any other property that belongs to any former employer. All such information should be returned to your former employer(s) prior to joining Vista Outdoor. Vista Outdoor will not ask you to use or disclose any other entity’s confidential or proprietary information or property in performing your job. Please carefully review the attached Confidentiality and Invention Assignment Agreement; it contains important information regarding your obligations toward Vista Outdoor and Vista Outdoor customer proprietary and confidential information. All employees are required to sign the Confidentiality and Invention Assignment Agreement as a term and condition of employment at Vista Outdoor.
The terms of this employment offer do not constitute an employment agreement; your pay and benefits will follow the Vista Outdoor compensation and benefits programs which are subject to change.
All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by the Vista Outdoor General Counsel & Corporate Secretary of the Board of Directors. Failure to accurately and completely provide information requested during the hiring process may lead to this employment offer being revoked or the termination of your employment.
This employment offer is made contingent upon a successful background check and reference check.
Chris, we are truly excited to extend this offer to you and look forward to the contributions you will make at Vista Outdoor. It is anticipated that your start date will be on or about October 9, 2017. To confirm acceptance of this employment offer, please sign, date and return this letter to me.

Sincerely,

/s/ Michael Callahan
Michael Callahan
Interim Chairman and CEO

Accepted:

/s/ Christopher Metz	9/20/2017
Christopher Metz	Date